Exhibit 99.1
Citi Financial Services Conference Investor Presentation January 27, 2009

Forward Looking Statements Statements contained in this Presentation that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The Company's actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement. The financial information included in this presentation for the fourth quarter of 2008 is based on preliminary unaudited data and is subject to change.

Fourth Quarter Results

$ in millions (except per share data)	2008				2007			
	Q4 08	Q3 08	Q2 08	Q1 08	Q4 07	Q3 07	Q2 07	Q1 07
Net Interest Income	$289	$324	$330	$336	$337	$332	$324	$313
Provision for Loan Losses	(389)	(252)	(189)	(161)	(122)	(86)	(76)	(57)
Service Fees (Deposits & Other)	161	147	160	154	150	139	137	135
Gain on Sale of Securities	-	(9)	28	50	(12)	(1)	2	111
Trading Gains	5	7	19	13	7	9	11	9
Valuation Adjustments on FAS159	-	-	-	-	-	-	-	-
Gain on Sale of Loans	(20)	7	5	14	20	7	17	16
Other Operating Income	(5)	36	24	33	26	22	24	43
Revenues (less provision for loan losses)	41	260	377	439	406	422	439	570
Operating Expenses	(360)	(324)	(330)	(323)	(572)	(319)	(331)	(323)
Tax	(309)	(148)	12	(17)	16	(23)	(26)	(56)
Loss from discontinued operations	(75)	(457)	(35)	4	(144)	(44)	(7)	(72)
Net (Loss) Income	$(703)	$(669)	$24	$103	$(294)	$36	$75	$119
EPS	$(2.55)	$(2.42)	$0.06	$0.36	$(1.06)	$0.12	$0.26	$0.41
Financial Ratios:								
Earning Assets Yield [1]	6.29%	6.46%	6.56%	6.93%	7.23%	7.34%	7.28%	7.14%
Cost of Funding Earning Assets [1]	2.81	2.57	2.62	3.01	3.36	3.46	3.43	3.41
Net Interest Margin [1]	3.48	3.89	3.94	3.92	3.87	3.88	3.85	3.73
ROE	(123.03)	(93.32)	2.08	12.83	(32.32)	3.52	7.80	12.91
ROA	(7.07)	(6.55)	0.24	0.97	(2.49)	0.30	0.64	1.02

[1] On a taxable equivalent basis.

2

Q4 Significant Events Loan Loss Provision: The loan loss provision for Q4 was $389 million, an increase of $137 million or 54% vs. Q3. The ratio of provision to NCOs in Q4 was 174%. The main drivers were increased charge-offs in the commercial and constructions loans in the P.R. business. Valuation Allowance for Deferred Tax Assets: The valuation allowance for DTAs was increased in Q4 by $5011 million vs. an adjustment of $360 million in Q3, related to the U.S. business. There is no remaining DTA balance related to the U.S. Liquidity and Capital: BHC liquidity was substantially improved with the PFH asset sales announced in Q3 ($900M) and the TARP preferred stock sale in Q4. We now have enough cash on hand to meet all obligations due through mid-2010. Popular issued $935 million in preferred shares under the TARP program, significantly boosting capital. Financial results for the quarter ended December 31, 2008 were significantly impacted by the following events: 1 Includes discontinued business.

P.R. Business The challenging P.R. economy is pressuring credit quality and profitability at the segment. The ongoing recession and deteriorating credit quality trends in the commercial and construction loan portfolios have led to an increase in credit costs. The loan loss provision in Q4 was up 169% ($113 M) over the previous year. Management expects weakness in the economy to continue in 2009. The change in government and one-party control of the executive & legislative branches are expected to increase the probability of measures focused on the economy and the government's fiscal problems. Core pretax, pre-provision revenues continue relatively stable. 1 YTD figures & including centralized expenses. $ in millions Q4 08 Q3 08 Q4 07 Net Interest Income $233 $238 $247 Provision for loan losses (180) (129) (67) Non Interest Income 137 120 127 Expenses (196) (197) (200) Taxes 18 3 (27) Net Income $12 $35 $80 Assets $25,930 $26,262 $27,102 Loans 16,015 16,242 16,553 Deposits 18,409 18,554 18,750 ROE1 2.41% 14.22% 15.19%

U.S. Business The U.S. business has been significantly impacted by liquidity-driven asset sales and the economy: Sales of PFH assets to boost cash and exit subprime assets Rising credit costs at U.S. bank, reflecting weaker U.S. economy Changes in market conditions have led to a number of restructuring efforts to refocus the business: Consolidate or sell underperforming branches Sell or downsize lending businesses that do not generate deposits or fee income Integrate support and back-office operations of the U.S. banking business into the corporate operations in P.R., running the U.S. business as a region of BPPR. The Popular Inc. President and COO is now heading all businesses, including the U.S. $ in millions Q4 08 Q3 08 Q4 07 Net Interest Income $74 $89 $95 Provision for loan losses (209) (123) (53) Non Interest Income 5 52 52 Expenses (139) (96) (348) Taxes (297) (161) 38 Loss from discontinued operations (75) (457) (144) Net Income $(641) $(696) $(360) Assets $12,416 $13,935 $17,088 Loans 10,251 10,968 13,467 Deposits 9,680 9,476 9,741 ROE1 (172.55)% (73.92)% (24.03)% 1 YTD figures & including centralized expenses. *** Balance Sheet figures include discounted operations

11 Processing Strategy-EVERTEC Leveraging existing product offering and processing infrastructure to service other financial institutions and enter new markets Continuous improvement of quality levels Enhance competitiveness of ATH Network Invest significantly in new technology developments Main initiatives $262.5 million in revenues(1) Over 1 billion transactions processed Offices in 8 countries, servicing customers in 16 countries 1,814 Employees 21.2% ROE YTD Financials December '08 Develop EVERTEC as a full service 3rd party processing provider with a strong presence in the Caribbean and Latin America (1) Includes $7.7MM gain on VISA shares

Briefing - P.R. Economy % Bottom line: weak economy expected for 2009 Indicators to watch: Oil prices Housing sector U.S. stimulus package Fiscal budget 2009 Structural deficit estimated at $3B GDB measures will seek payment of $750MM owed to local suppliers Policy-making is now controlled by one party Negative trends: Oversupply in top-tier housing market Possible job cuts in public sector Positive trends: Drop in oil prices; relief for consumers 1.098 billions of gallons in gasoline consumed in FY 2008 Share of U.S. stimulus, projected at $2-3B

Commercial and Construction Loan Exposure Growth in commercial and construction loans was flat in 2008... But credit quality deteriorated, particularly in the construction portfolios Significant measures have been implemented to control credit costs in a weak economic environment. Anticipating a difficult environment in 2009 Q4 08 Q4 07 Q4 08 Q4 07 1 Annualized

Mortgage Loan Exposure Legacy subprime loans from PFH have been substantially sold BPNA mortgage loans are targeted to Hispanic borrowers, are fixed-rate, or 7/1's; in Q4'08 charge-offs were 4.99%. Loss experience in P.R. (BPPR) is very low; Q4'08 YTD charge-offs were ..10%. Subprime mortgage loans: $1.1B at BPPR and $1.1B at BPNA. 1 Annualized

Liquidity Banking subsidiary liquidity is strong: Short-term unsecured borrowings as of Q4'08 amounted to $100 million vs. $388 million in Q3'08, and $538 million in Q4'07. There were $6.6 billion in strong sources of liquidity available: Fed Discount Window: $3.5 billion Unpledged securities: $1.9 billion Money market investments: $127 million FHLB availability: $1.1 million BHC liquidity was significantly strengthened with the PFH asset sale and senior debt offerings in Q3 and the TARP capital in Q4: PNA completed in Q3 the sale of PFH assets, raising over $900 million in cash During Q3 08, Popular, Inc. issued $350 million of notes in private offerings. In December, the Corporation issued $935 million in preferred stock to the U.S. Treasury The BHCs now have on hand $1.5 billion in cash and securities.

Deferred Tax Assets & Goodwill Remaining net DTAs at Popular as of 12-31 amounted to $357 million, all related to the P.R. business. A valuation allowance of $501 million was recognized in Q4, following $360 million in Q3, to completely write down the U.S. DTA Goodwill on the books as of 12-31 was $606 million. This was related primarily to the U.S. banking business. Annual impairment tests were completed in fourth quarter - no impairment recorded.

Capital Management Capital has remained at adequate levels throughout market turmoil. Quarter-end capital ratios continue to exceed "well-capitalized" levels, although they are not at the levels we have historically maintained. $ in billions 2008 2008 2008 2008 2008 2008 2007 2007 2007 2007 2007 Q4 08 Q3 08 Q2 08 Q2 08 Q1 08 Q1 08 Q4 07 Q3 07 Q3 07 Q2 07 Q2 07 Tier 1 Capital Ratio 10.49% 9.09% 10.50% 10.50% 9.55% 9.55% 10.12% 10.73% 10.73% 10.66% 10.66% Total Capital Ratio 11.77% 10.35% 11.77% 11.77% 10.82% 10.82% 11.38% 11.98% 11.98% 11.92% 11.92% Leverage Ratio 8.23% 7.17% 8.52% 8.52% 7.43% 7.43% 7.33% 8.31% 8.31% 8.17% 8.17% Tangible Common Equity 2.95% 4.39% 5.92% 5.92% 6.29% 6.29% 6.16% 6.12% 6.12% 5.93% 5.93% Tangible BV Per Share $3.99 $1.81 $2.49 $2.49 $2.65 $2.65 $2.76 $2.95 $2.95 $2.84 $2.84 Risk Weighted Assets $30.3B $31.2 $32.1 $32.1 $32.3 $32.3 $33.21 $35.74 $35.74 $35.37 $35.37

Closing Thoughts Liquidity at the BHCs has been normalized. Exited the subprime exposure at PFH. Capital, while at "well capitalized" levels, has declined from the levels we have historically maintained. The U.S business is undergoing structural changes to improve its core profitability; it now has new management and is adopting a revised business model: one banking institution operating in P.R. and the U.S. mainland A strong focus will continue on asset quality, collections and efficiency.

Citi Financial Services Conference Investor Presentation January 27, 2009